LAW OFFICES OF
                         BRONSON, BRONSON & MCKINNON LLP

FACSIMILE                     505 MONTGOMERY STREET                  LOS ANGELES
(415) 982-1394          SAN FRANCISCO, CALIFORNIA 94111-2514         SAN JOSE
                            TELEPHONE (415) 986-4200

                                 October 9, 1997


Woodward Clyde Group, Inc.
4582 S. Ulster Street, Suite 600
Denver, CO  80237


         Re: Agreement and Plan of Merger, dated August 18, 1997, by and among URS Corporation, a Delaware corporation, W-C Acquisition Corporation, a Delaware corporation, and Woodward-Clyde Group, Inc., a Delaware corporation

Ladies and Gentlemen:

         We have acted as special tax counsel to Woodward-Clyde Group, Inc., a Delaware corporation (the "Company"), with respect to the Agreement and Plan of Merger dated August 18, 1997 (the "Plan of Merger") and entered into by and among URS Corporation, a Delaware corporation ("URS"), W-C Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of URS ("WCAC"), and the Company. Pursuant to the Plan of Merger, the Company will merge with and into WCAC (the "Merger") in accordance with the Plan of Merger and related Merger Documents (collectively, including the exhibits to each, the "Merger Agreement"). This opinion is being rendered pursuant to your request. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan of Merger or in certificates dated October 8, 1997 delivered to us by URS, WCAC and the Company containing certain representations of URS, WCAC and the Company (the "Certificates of Representations").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of the Company, URS and WCAC, which are annexed hereto, and upon representations and facts set forth in the Plan of Merger. Further, our opinion assumes that the Merger will occur fully in accordance with the terms and provisions of the Plan of Merger and there is (or will be prior to



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October 9, 1997
Page 2

the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite of the effectiveness thereof.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. The opinions set forth below are also predicated upon and limited by the assumptions set forth herein and are further subject to the qualifications, assumptions, exceptions and limitations set forth below:

         (a) The opinions and conclusions set forth herein are based upon the federal income tax laws of the United States, including the Code, final, temporary and proposed Treasury regulations, and judicial and administrative interpretations thereof as they exist on the date of this letter. There can be no assurance that the legal authorities upon which our opinion is based will not be modified, revoked, supplemented or otherwise changed, and no assurance can be given that future legislative, judicial or administrative changes will not adversely affect the accuracy of the conclusions stated herein. To the extent of any such changes, our opinion is not applicable. Furthermore, we undertake no obligations to reexamine or in any way revise our opinion in the light of such changes, or otherwise advise you of any new developments in the application or interpretation of the federal income tax laws which might relate to the opinions expressed herein.

         (b) This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts.

         (c) There is no plan or intention on the part of the Company's stockholders (a "Plan") to engage in a sale, exchange, transfer, distribution, pledge, or other disposition (including a distribution by a corporation to its stockholders) or any transaction which results in a reduction of risk of ownership, or a direct or indirect disposition (a "Sale") of shares of URS Common Stock to be received in the Merger that would reduce the Company stockholders' collective ownership of URS Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the stock of the Company outstanding immediately prior to the Merger. Shares of the Company stock with respect to which dissenters' rights are exercised in the Merger, which are exchanged for cash in lieu of fractional shares of URS Common Stock or which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger shall be considered shares of the Company stock held by stockholders of the Company immediately before the Merger which are



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                        BRONSON, BRONSON & MCKINNON LLP

Bronson, Bronson & McKinnon
October 9, 1997
Page 3

exchanged in the Merger for shares of URS Common Stock which are then disposed of pursuant to a Plan.

         (d) The shares of Common Stock of the Company surrendered pursuant to the Merger will not be subject to any liability at the time surrendered and that no liabilities of any stockholder of the Company will be assumed by URS or WCAC in connection with the Merger.

         (e) Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

         Based upon and subject to the foregoing, we are of the opinion that under current law:

               1. The Merger will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

               2.  URS,   WCAC  and  the  Company  are  all   "parties"  to  the
reorganization within the meaning of Section 368(b) of the Code;

               3. Stockholders of the Company who receive part stock and part cash in the Merger will recognize gain in the amount of such cash, limited, however, by the total gain realized by such stockholder as a result of the Merger (which is the difference between the fair market value of the URS Common Stock and cash received by such stockholder in the Merger less such stockholder's basis in such stockholder's Company stock exchanged therefor). A stockholder's recognized gain should be capital if such Company stock was held as a capital asset at the time of the Merger, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). If a loss, rather than a gain, is realized as a result of the application of the stockholder's cost basis for the Company stock surrendered against the total consideration received, that loss will not be recognized;

               4. The aggregate tax basis of any URS Common Stock received by a Company stockholder in the Merger (including any fractional share deemed received as described in Paragraph 6 below) generally should be equal to the adjusted basis of the Company stock surrendered in exchange therefor, less the cash received in the Merger, plus the gain recognized by such stockholder in the Merger (if any);



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Bronson, Bronson & McKinnon
October 9, 1997
Page 4

               5. The holding period (for federal income tax purposes) for each share of URS Common Stock received in the Merger should include the period during which the share of Company stock surrendered in exchange therefor was held, provided that such share of Company stock was held as a capital asset at the time of the Merger;

               6. A fractional share of URS Common Stock not actually issued pursuant to the Merger but for which cash is received in lieu therefor should be treated as a fractional share of URS Common Stock that is issued in the Merger and then redeemed by URS. A Company stockholder receiving cash in lieu of a fractional share generally should recognize gain or loss upon the payment thereof equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received. Such gain or loss should be a capital gain or loss if, at the time of the Merger, the Company stock is held as a capital asset;

               7. A Company stockholder who exercises appraisal rights with respect to shares of Company stock and receives cash payment for such shares generally should recognize capital gain or loss (if such share was held as a capital asset at the time of the Merger) measured by the difference between the stockholder's basis in such share and the amount of cash received, provided that such payment is not a Dividend Equivalent Transaction. A sale of shares pursuant to an exercise of appraisal rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising appraisal rights owns no shares of capital stock of URS (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger;

               8. URS and WCAC will not recognize gain or loss as a result of the Merger; and

               9. The Company will not recognize gain or loss as a result of the Merger.

         In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the S-4 Registration Statement filed in connection with the Merger ("Registration Statement"). We have reviewed the discussion entitled "Certain Federal Income Tax Considerations" contained in the Registration Statement and believe that such information fairly presents the current federal income tax law applicable to the Merger and the material federal tax consequences to URS, WCAC and the Company, and the Company's stockholders as a result of the Merger.



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                        BRONSON, BRONSON & MCKINNON LLP

Bronson, Bronson & McKinnon
October 9, 1997
Page 5

         This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         No opinion is expressed as to any transaction other than the Merger as described in the Agreements or to any other transaction whatsoever including the Merger if all the transactions described in the Agreements are not consummated in accordance with the terms of the Agreements and without waiver of any material provisions thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times our opinion would be adversely affected and should not be relied upon.

         We consent to the reference to our firm under the caption "Certain Federal Income Tax Considerations" in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Prospectus and as an exhibit to the Registration Statement.

         This opinion has been delivered solely for your benefit in connection with the filing of the Registration Statement and may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be distributed or otherwise made available to any other person or entity without our prior written consent.


                                             Very truly yours,


                                            /s/ Bronson, Bronson & McKinnon, LLP


RAS